CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 9, 2006, relating to the financial statements and financial highlights which appear in the December 31, 2005 Annual Reports to Shareholders of Exeter Fund, Inc. - Small Cap Series, Technology Series, International Series, Life Sciences Series, World Opportunities Series, New York Tax Exempt Series, Ohio Tax Exempt Series, Diversified Tax Exempt Series, Financial Services Series, Core Bond Series and Core Plus Bond Series which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," åCustodian, Independent Registered Public Accounting Firm and Counsel,æ and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, MA
April 26, 2006